For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact: Marc Katz, Chief Financial Officer (856) 768-4957	For More Information Contact: Joe Crivelli (610) 642-8253

A.C. Moore Reports Third Quarter Results

•	Total Sales of $128.9 million, a 12% Increase
•	Comparable Store Sales Increase of 2%

Berlin, New Jersey, October 20, 2006 – A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) today announced results for the third quarter ended September 30, 2006.

Sales for the third quarter of 2006 grew to $128.9 million, an increase of 12% over sales of $115.1 million during the third quarter of 2005. Same store sales increased by 2% versus 2005. Net loss in the third quarter was $2.6 million, or $0.13 per share, compared with a net loss of $1.9 million, or $0.10 per share, in the third quarter of 2005. Third quarter 2006 results include costs of $888,000 related to the changes in management. These costs include severance costs relating to departing executives and other employees, as well as recruiting costs. The impact of these costs was $0.03 per share. The third quarter results also include $643,000 in expense for stock-based compensation, or $0.02 per share. The Company started expensing stock-based compensation in January 2006.

Sales for the nine months ended September 30, 2006 were $391.7 million, an increase of 11% over sales of $351.5 million in the same period in 2005. Same store sales increased by 1% for the nine month period. The net loss for the nine months ended September 30, 2006 was $4.2 million, or $0.21 per share, versus a net loss of $0.7 million, or $0.04 per share, in the same period in 2005. Results for the nine months ended September 30, 2006 include costs of $2.9 million related to the changes in management and $2.2 million for stock-based compensation expense, or $0.09 per share and $0.07 per share, respectively.

Rick A. Lepley, Chief Executive Officer, stated, “We are happy about growing sales 12% during the quarter and the 2% same store sales increase we achieved. Each month during the third quarter showed progressive improvement in operating margins. We are continuing to work on reducing expenses and improving merchandising margins in an effort to move the Company back to an acceptable level of profitability as quickly as possible.”

The Company will host a conference call today, Friday, October 20, 2006 at 11:00 a.m., Eastern Time, to discuss third quarter 2006 results. To participate in the conference call, please call 973-935-2987, and provide the operator with PIN # 7871038. If you are unable to access the live call, please dial 973-341-3080 and enter PIN # 7871038 to access the taped digital replay. The replay will be available at approximately 1:00 p.m. on October 20, 2006 and will remain available until November 3, 2006 at 11:59 p.m.

A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “Investor Relations” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company’s website until October 20, 2007.

About A.C. Moore:

A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 119 stores in the Eastern United States. For more information about the Company, visit our website at www.acmoore.com.

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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the costs associated with a change in management, the impact of the adoption of FAS 123R, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors’ locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, and other risks detailed in the Company’s Securities and Exchange Commission filings.

[Tables to Follow]

A.C. MOORE ARTS & CRAFTS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(dollars in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2006	2005	2006	2005

Net sales	$128,936	$115,094	$391,667	$351,462
Cost of sales	75,955	68,402	232,739	210,953

Gross Margin	52,981	46,692	158,928	140,509
Selling, general and administrative expenses	55,356	48,426	160,387	139,036
Costs related to change in management	888	—	2,915	—
Store pre-opening expenses	930	1,194	2,225	2,300

Income (loss) from operations	(4,193)	(2,928)	(6,599)	(827)
Net interest expense (income)	216	202	342	324

Income (loss) before income taxes	(4,409)	(3,130)	(6,941)	(1,151)
Provisions for income taxes	(1,764)	(1,230)	(2,776)	(453)

Net income (loss)	$(2,646)	$(1,900)	$(4,165)	$(698)

Basic net income (loss) per share	$(0.13)	$(0.10)	$(0.21)	$(0.04)

Diluted net income (loss) per share	$(0.13)	$(0.10)	$(0.21)	$(0.04)

Weighted average shares outstanding	19,916,159	19,807,508	19,873,304	19,740,392

Weighted average shares outstanding plus impact of stock options	19,916,159	19,807,508	19,873,304	19,740,392

A.C. MOORE ARTS & CRAFTS, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

(unaudited)

	September30,

	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$22,224	$15,701
Marketable securities	—	12,554
Inventories	173,754	166,997
Prepaid expenses and other current assets	10,369	11,935

	206,347	207,187
Non-current assets:
Property and equipment, net	93,759	87,089
Other assets	1,471	1,432

	$301,577	$295,708

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,571	$2,571
Trade accounts payable	37,973	45,225
Other current liabilities	15,912	10,374

	56,456	58,170

Non-current liabilities:
Long-term debt	22,286	24,857
Deferred tax liability	7,460	7,841
Accrued lease liability	17,025	16,939

	46,771	49,637

	103,227	107,807

Shareholders’ Equity	198,350	187,901

	$301,577	$295,708